Exhibit 2.1

1. SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT, (the "Agreement"), dated as of the date of acceptance set forth below, is entered into by and between 310 Holdings, Inc., a Nevada corporation (the "Purchaser"), quoted on the Over the Counter Bulletin Board ("OTCBB") under symbol TRTN and Domark International, Inc., a Nevada corporation (the "Seller") quoted on the OTCBB under symbol DOMK.

2. WITNESSETH:

     WHEREAS, the Purchaser wishes to purchase, upon the terms and subject to the conditions of this Agreement, 100 shares of common stock of Javaco, Inc., (the "Company") representing 100% of the issued and outstanding shares of the Company owned by the Seller.

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

3. AGREEMENT TO PURCHASE; PURCHASE PRICE.

     a. Purchase.

     (i) The Purchaser  hereby agrees to purchase,  subject to the provisions of
Section 1a(ii) herein, from the Seller 100 shares of common stock of the Company (the "Shares") at a purchase price (the "Purchase Price") as follows: At Closing (as defined herein), Purchaser shall pay to Seller $150,000 in cash by wire transfer, and shall issue two million five hundred thousand (2,500,000) shares of restricted common stock of the Purchaser to Seller.

     (ii) Subject to the terms and conditions of this Agreement, the Purchaser shall pay the Purchase Price in consideration for the Shares, such Shares shall be delivered or cause to be delivered by the Seller at closing (the "Closing") to be upon the execution of this agreement.

     (iii) METHOD OF PAYMENT. Payment to the Seller of the initial cash portion of the Purchase Price shall be made at the Closing by wire transfer of funds to:

            Beneficiary Account Name:      Domark International, Inc.
            Beneficiary Account No.:
            ABA/Transit No:
            Beneficiary Bank:              Bank of America
            With notice to:                domarkceo@yahoo.com

     4. PURCHASER'S REPRESENTATIONS, WARRANTIES, ETC. The Purchaser represents and warrants to the Seller as follows:

          A. The Purchaser is purchasing the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

          B. The Purchaser is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial, to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Shares.

          C. The Purchaser understands that its investment in the Shares involves a high degree of risk.

          D. SELLERS REPRESENTATIONS, ETC. The Seller represents and warrants to the Purchaser that:

               A. CONCERNING THE SHARES. There are no preemptive rights of any shareholder of DoMark International, Inc. or any third party to acquire the Shares.

               B. AUTHORITY. The Seller has the capacity and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person, entity or governmental authority.

               C. TITLE. The Seller has good and marketable title to all of the Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances and shall not, until the Purchase Price is paid or this Agreement is terminated, sell, hypothecate, encumber, transfer or otherwise dispose of the Shares.

               D. FULL DISCLOSURE. There is no fact known to the Seller that would reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations pursuant to this Agreement.

     5. GOVERNING LAW: MISCELLANEOUS.

         A. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass the state courts of the State of Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. The prevailing party shall be entitled to recover from the other party, reasonable costs and legal fees in any action brought to enforce the terms of this agreement.

         B. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

         C. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

         D. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         E. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

         F. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

         G. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         H. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

         I. This Agreement may be amended only by a written consent in writing signed by the both the Seller and the Purchaser.

         J. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     6. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

     (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

     (b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

     (c) the third business day after mailing by next-day express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

SELLER: At the address set forth on the signature page of this Agreement.

PURCHASER: At the address set forth on the signature page of this Agreement.

     5. RELEASES. All press releases concerning this matter to be issued by either party shall be approved by both parties prior to release and or distribution. Each party agrees to file its appropriate disclosures on Form 8-K with the prescribed time as promulgated by the Securities and Exchange Commission.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Seller as of the date set forth below.


(Signatures on Next Page)

Date: as of August 24, 2009

PURCHASER:

310 Holdings, Inc., a Nevada corporation


By: /s/
   ---------------------------------------------
   Its CEO

4536 Portage Road
Niagara Falls, Ontario
Canada L2E6A8
EIN  20-4924000

SELLER:

DoMark International, Inc., a Nevada corporation


By: /s/ R. Thomas Kidd
   ---------------------------------------------
   Its CEO

1809 East Broadway #125
Oviedo, Florida 32765
EIN  20-4647578